FOR  IMMEDIATE  RELEASE

CONTACT:  JIM  KERRIGAN  949-453-3990

LANTRONIX  RESPONDS  TO  COURT  RULING  REJECTING  TRADE  SECRET  PROTECTION

Irvine, Calif. (December 19, 2003) - Lantronix (Nasdaq:LTRX) today announced that a Connecticut state court rejected its efforts to enjoin Logical Solutions Inc.'s unauthorized use of certain Lantronix trade secrets.

The dispute involved one particular product family that was acquired by Lantronix at the time of the Lightwave Communications acquisition in June 2001.

"Naturally, we are disappointed with the judge's ruling," stated Marc Nussbaum, Lantronix president and chief executive officer. "The dispute involved technology used in Lantronix first generation Secure Console Servers which were initially released over two years ago. Since then, Lantronix has continued to apply significant R&D resources to develop next generation technology for this product segment. Our recent innovations and second generation designs represent significant improvements from these early product offerings."

"While there are more than ten companies that offer Console Server solutions, Lantronix has a long history as the leader in this market. We intend to continue building customer loyalty with a combination of superior service and product innovation," Nussbaum added.

The company said that it would consider appealing the Court's decision. Lantronix had filed suit on March 25, 2003 to stop Logical Solutions, a Connecticut start-up, from using trade secrets in its design and marketing of certain models of Secure Console Servers.

ABOUT  LANTRONIX,  INC.

Lantronix, Inc. (NASDAQ: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.
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Lantronix  is  a  registered  trademark  of  Lantronix,  Inc.
Lightwave  Communications  is  a  trademark  of  Lantronix.
All other trademarks are the property of their owners in the U.S. and other countries.